Exhibit 10(d)

STOCK OPTION AGREEMENT

Optionee:

Option Shares:              of the common stock, $.01 par value, of United Rentals, Inc. (“Shares”)

Per Share Option Price: $

Date of Grant:

Expiration Date:

This STOCK OPTION AGREEMENT (this “Agreement”) is made as of the Date of Grant set forth above by and between UNITED RENTALS, INC., a Delaware corporation, having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Optionee, currently an employee of the Company or an affiliate of the Company.

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Stock Option. The Company, pursuant to its 2001 Comprehensive Stock Plan, as amended (the “Plan”), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to Optionee (also referred to as “you”) an option to purchase the Option Shares (the “Option”) at the Per Share Option Price. Your failure to sign and return a copy of this Agreement within 30 days of receipt shall automatically effect a cancellation and forfeiture of the Option, except as determined by the Company in its sole discretion.

2. Nature of Option. The Option granted hereby is a nonqualified stock option (also referred to as an NSO in the Plan).

3. Vesting. Provided you have remained continuously employed by the Company through the relevant date of vesting (each, a “Vesting Date”), and except as set forth in Section 9, the Option Shares shall vest, and become exercisable, on the following schedule:

One-third of the Option Shares on each of the first, second and third anniversaries of the Date of Grant.

The Option will expire at 5:00 p.m. (Eastern Time) on the Expiration Date set forth above, subject to earlier termination as set forth in the Plan or in this Agreement. In no event may you at any time exercise any unvested portion of the Option.

4. Transfer. The Option is not transferable except (i) by will or the laws of descent and distribution, or (ii) as specifically provided in this Section 4. Optionee may transfer the Option to members of his or her Immediate Family (as defined below) if Optionee does not receive any consideration for the transfer and the transferee agrees to be bound by this Agreement. “Immediate Family” means children, grandchildren and spouse of Optionee or one or more trusts solely for the benefit of such family members or partnerships in which such family members are the only partners. During the lifetime of Optionee, the Option may be exercised only by Optionee, the guardian or legal representative of Optionee, or a permitted transferee under this Section 4 (such persons, together with any beneficiaries and the estate of Optionee, the “Permitted Transferees”).

5. Exercise. Subject to the provisions of the Plan and the other provisions of this Agreement, you (and/or a Permitted Transferee, if applicable) may exercise all or any portion of the Option, to the extent it is vested and outstanding, at any time and from time to time prior to the Expiration Date or its earlier termination as set forth in the Plan or in this Agreement, by following the procedures established by the Company for such exercise, or by delivering written notice of exercise to the Company, in form and substance satisfactory to counsel for the Company, specifying the number of Option Shares being exercised and accompanied by payment of the aggregate Per Share Option Price for the Option Shares being exercised. Notwithstanding the foregoing, a partial exercise of the vested and outstanding portion of the Option shall be permitted only if the exercise is for at least the greater of (x) 25% of such portion or (y) 500 Shares. Payment shall be made (i) in cash or (ii) if in existence and maintained at the time of exercise, through a cashless exercise procedure established by the Company with a broker-dealer. In addition, with the consent of an Authorized Officer (as defined below) of the Company, payment may be made through the surrender of Shares (to be valued at Fair Market Value, as defined in the Plan) previously acquired by Optionee and owned by Optionee for at least six months. Exercises in cash shall be made by wire transfer or certified or official bank check or, with the consent of an Authorized Officer, by personal check. The Company, acting through an Authorized Officer, may prescribe such other procedures for exercise, including using the services of a specified broker-dealer, as it, in its sole discretion, may determine. For purposes of this Agreement, an “Authorized Officer” is any of the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Company.

6. Termination of Employment. If your employment with the Company terminates for any reason whatsoever, including, but not limited to, a termination by the Company with or without “Cause” (as hereinafter defined), a resignation by you with or without “Good Reason” (as hereinafter defined), or your retirement, the Option shall thereafter be exercisable only to the extent, if any, that the Option was vested and exercisable as of such termination (including as a result thereof), and all unvested Option Shares shall be canceled and forfeited as of the date of such termination. Such exercise must occur within thirty (30) days after termination of employment, unless termination is on account of your permanent disability or your death, in which event such exercise must occur within one year after such termination; provided, however, that in no event may any exercise be made after the Expiration Date.

7. Forfeiture. You acknowledge that an essential purpose of the grant of the Option is to ensure the utmost fidelity by yourself to the Company’s interests and to your diligent performance of all of your understandings and commitments to the Company. Accordingly, NEITHER YOU NOR ANY PERMITTED TRANSFEREE MAY EXERCISE THE OPTION EITHER DURING OR AFTER TERMINATION OF YOUR EMPLOYMENT WITH THE COMPANY IF THE COMPANY, IN ITS SOLE DISCRETION, BELIEVES THAT YOU HAVE AT ANY TIME ENGAGED IN “INJURIOUS CONDUCT” (AS HEREINAFTER DEFINED).

In the event of any such determination:

(i)	the Option shall terminate and be forfeited as of the date of such determination; and

(ii)	Optionee (and/or, if applicable, any Permitted Transferee) shall (a) sell back to the Company all Shares that are held, as of the date of such determination, by Optionee (and/or, if applicable, any Permitted Transferee) and that were acquired upon exercise of the Option on or after the date which is 180 days prior to the date of such conduct (Shares so acquired, the “Acquired Shares”), for a per share price equal to the Per Share Option Price of the Option, and (b) to the extent such Acquired Shares have previously been sold or otherwise disposed of by Optionee (and/or, if applicable, by any Permitted Transferee), repay to the Company the excess of the aggregate Fair Market Value (as defined in the Plan) of such Acquired Shares on the date of such sale or disposition over the aggregate Per Share Option Price with respect to the Acquired Shares.

For purposes of the preceding clause (ii)(b) of this Section 7, the amount of the repayment described therein shall not be affected by whether Optionee (and/or, if applicable, any Permitted Transferee) received such Fair Market Value with respect to such sale or other disposition, and repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company to Optionee (or, if applicable, any Permitted Transferee).

“Injurious Conduct” for purposes of this Agreement shall mean (i) Optionee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties (ii) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any of its affiliates, (iii) Optionee’s breach of any material obligations contained in Optionee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein; (iv) conduct by Optionee that is in material competition with the Company or any affiliate of the Company; or (v) conduct by Optionee that breaches Optionee’s duty of loyalty to the Company or any affiliate of the Company.

8. Securities Laws Restrictions. You represent that when you exercise the Option you will be acquiring Shares for your own account and not on behalf of others. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Shares acquired upon exercise unless otherwise covered by a Form S-8 or unless your offer, sale or other disposition thereof is otherwise registered under the Securities Act of 1933, as amended, (the “1933 Act”) and state securities laws or, in the opinion of the

Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. You agree that you will not offer, sell or otherwise dispose of any such Shares in any manner which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or similar filing under state laws) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. You further understand that (i) any sale of the Shares you acquire upon exercise are subject to the Company’s insider trading rules and policies, as they exist from time to time, and (ii) the certificates for such Shares will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

If you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) further restricts your ability to sell or otherwise dispose of Shares acquired upon exercise.

9. Change in Control; Death or Disability.

(i)	In the event of either (A) a Change in Control (as defined below) that results in none of the common stock of the Company or any direct or indirect parent entity being publicly traded or (B) a termination of Optionee’s employment by the Company without Cause, or by Optionee for Good Reason, within 12 months after any Change in Control, then all Option Shares shall become immediately vested and nonforfeitable upon the occurrence of such event.

(ii)	In the event of a termination of Optionee’s employment as a result of Optionee’s death or permanent disability (as defined under the Company’s long-term disability policies), a pro rata portion of the Option Shares shall vest on the date of such termination equal to multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days since the preceding Vesting Date until the date of termination. All Option Shares that are unvested and do not become vested on the date of such termination (or as a result thereof) shall be forfeited on the date of such termination.

(iii)	For purposes of this Agreement, “Change in Control” means (A) any person or business entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company or (B) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation or business entity, but not including any merger or business combination of the Company which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination.

(iv)	For purposes of this Agreement, “Cause” means (A) Optionee’s continued failure to substantially perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness), (B) Optionee’s commission of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (C) Optionee’s fraud, misappropriation, misconduct or dishonesty in connection with his or her duties, (D) any act or omission which is, or is reasonably likely to be, materially adverse or injurious (financially, reputationally or otherwise) to the Company or any of its affiliates, (E) Optionee’s breach of any material obligations contained in Optionee’s employment agreement or offer letter with the Company, including, but not limited to, any restrictive covenants or obligations of confidentiality contained therein or (F) Optionee’s breach of the Company’s Code of Conduct or (G) Optionee’s material breach of any Company policies and procedures applicable to Optionee.

(v)	For purposes of this Agreement, “Good Reason” shall exist if Optionee resigns his or her employment following the Company’s (A) material reduction of Optionee’s base salary, or (B) requirement that Optionee relocate more than 50 miles from Optionee’s current principal location of employment; “Good Reason” shall exist only if Optionee has given written notice to the Company within 30 days after the initial occurrence of the event, with a reference to this Agreement, and the Company has not cured such event by the 15th day after the date of such notice.

(vi)	For purposes of this Agreement, in the event Optionee has an employment agreement with the Company that provides definitions for the terms “Cause” and/or “Good Reason,” then, during the time in which Optionee’s employment agreement is in effect, the definitions provided within Optionee’s employment agreement shall be used instead of the definitions provided above.

10. Withholding Taxes. Optionee shall pay to the Company, or make provision satisfactory to the Company for payment of, the minimum aggregate federal, state and local taxes required to be withheld by applicable law or regulation in respect of the exercise of any portion of the Option hereunder, or otherwise as a result of your receipt of the Option, no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by Optionee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Optionee, including, but not limited to, by withholding Shares which otherwise would be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of Shares, such Shares shall be valued at their Fair Market Value (as determined in accordance with the Plan) on the date of such delivery or withholding.

11. No Rights as a Stockholder. Neither the Option nor this Agreement shall entitle Optionee to any voting rights or other rights as a stockholder of the Company unless and until Shares have been issued following exercise of the Option. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall accrue or be paid with respect to the Option.

12. Conformity with Plan. The Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan, and this Agreement shall be deemed to be modified accordingly. By executing and returning this Agreement, you acknowledge your receipt of the Plan and agree to be bound by all the terms and conditions of the Plan as it shall be amended from time to time.

13. Employment and Successors. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any affiliate of the Company or shall affect in any way your right or the right of the Company or any affiliate of the Company, as the case may be, to terminate your employment at any time. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor to the Company by merger or otherwise. Subject to the restrictions on transfer set forth herein, all of the provisions of the Plan and this Agreement will be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Optionee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted Options under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Optionee remains responsible for determining Optionee’s own personal tax consequences with respect to the Option, any exercise thereof, the receipt of Shares upon exercise, any subsequent disposition of Shares and otherwise of participating in the Plan, and also ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Accordingly, Optionee may wish to retain the services of a professional tax advisor in connection with the Option and this Agreement.

15. Adjustments for Changes in Capital Structure. In the event any change is made to the Shares by reason of any dividend of shares or extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, the Company shall make such appropriate adjustments to the Option (including the Option Shares and the Per Share Option Price) as it determines are equitable and reasonably necessary or desirable to preserve the intended benefits under this Agreement.

16. Disputes. Any question concerning the interpretation of or performance by the Company or Optionee under this Agreement, including, but not limited to, the Option, its vesting, exercise or forfeiture, or the issuance or delivery of Shares upon exercise, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Company in its sole and absolute discretion; provided, however, that, following a Change in Control, any determinations by the Company or a successor entity with respect to the existence or not of Injurious Conduct, Cause or Good Reason, or any other post-Change in Control determination that would effect a forfeiture of all or a portion of the Option, must be objectively reasonable.

17. Miscellaneous.

(i)	References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Administrator (as defined in the Plan) or such other person or persons to whom the Administrator may from time to time delegate authority or otherwise designate, and any such determinations, decisions or actions shall be final, conclusive and binding on Optionee and all persons claiming under or through Optionee.

(ii)	This Agreement may not be changed or terminated except by a written agreement expressly referencing this Agreement and signed by the President or Chief Executive Officer of the Company and Optionee.

(iii)	This Agreement, together with the Plan, constitutes the entire understanding of the parties, and supersedes and cancels all prior agreements, with respect to the subject matter hereof.

(iv)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

(v)	This Agreement will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of laws. The interpretation and enforcement of the provisions of this Agreement shall be resolved and determined exclusively by the state court sitting in Fairfield County, Connecticut or the federal courts in the District of Connecticut, and Optionee hereby consents that such courts be granted exclusive jurisdiction for such purpose.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

UNITED RENTALS, INC.

By:

OPTIONEE:

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